AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1997
                                                      REGISTRATION NO. 333-39135


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                             -----------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             -----------------------

                               THOMAS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                         72-0843540
    (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)

                             -----------------------

      5215 N. O'CONNOR BOULEVARD                                           ROGER A. CRABB
             SUITE 2500                                             LEGAL COUNSEL AND SECRETARY
      IRVING, TEXAS  75039-3714                                      5215 N. O'CONNOR BOULEVARD
            (972) 869-3400                                                   SUITE 2500
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                          IRVING, TEXAS  75039-3714
      NUMBER, INCLUDING AREA CODE,                                         (972) 869-3400
OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)             (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                                                          NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             -----------------------

                                    COPY TO:
                                 DAVID H. ODEN
                            HAYNES AND BOONE, L.L.P.
                             3100 NATIONSBANK PLAZA
                                901 MAIN STREET
                              DALLAS, TEXAS  75202
                                 (214) 651-5000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:  FROM TIME TO
        TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                       Proposed Maximum          Proposed Maximum             Amount of
Title of Each Class of Securities    Amount to Be     Offering Price Per             Aggregate              Registration
        To Be Registered              Registered           Unit (2)               Offering Price                Fee (3)
------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01 par value         1,400,000           $12.00                  $16,800,000                  $5,901.00
========================================================================================================================


(1) All of the 1,400,000 shares to be registered hereunder are being offered by a selling stockholder of the Company.


(2) Estimated pursuant to paragraph (c) of Rule 457 promulgated under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, based upon the average of the high and low sale prices at which shares of Common Stock were sold on December 1, 1997 on the NASDAQ National Market System.

(3) $4,508.00 of this fee was paid in conjunction with the original filing on October 31, 1997.


                             -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED DECEMBER 3, 1997


                                   PROSPECTUS
                                1,400,000 SHARES

                               Thomas Group, Inc.

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

       This Prospectus relates to an aggregate of 1,400,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Thomas Group, Inc. ("Thomas Group" or the "Company") which may be offered and sold from time to time by one stockholder of the Company (the "Selling Stockholder"). See "Selling Stockholder" and "Plan of Distribution."

       The Shares may be sold by the Selling Stockholder directly or indirectly through agents, dealers or underwriters from time to time in one or more transactions on the NASDAQ National Market System or such exchanges on which the Common Stock is then listed, or in privately negotiated transactions at prices related to such market prices, at negotiated prices or at fixed prices. The Company will not receive any proceeds from the sale(s) of Common Stock by the Selling Stockholder. See "Plan of Distribution."

       The Selling Stockholder will bear all discounts and commissions paid to broker-dealers in connection with the sale of the Shares. Other offering expenses will be borne by the Company.

       The Selling Stockholder and any broker/dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions, discounts or concessions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


       The Common Stock is listed on the NASDAQ National Market System under the symbol "TGIS". On December 1, 1997, the closing sale price per share of the Common Stock, as reported on the NASDAQ National Market System, was $12.25.


                       _________________________________


       SEE "RISK FACTORS" WHICH BEGINS ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                      _________________________________


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                      _________________________________



               The date of this Prospectus is December 3, 1997.

       No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholder or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof nor that there has been no change in the affairs of the Company since such date. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy by anyone in any jurisdiction in which such offer or solicitation is not qualified to be made, or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS



                                                                         Page
                                                                         ----
Available Information..................................................    4

Incorporation of Certain Documents by Reference........................    5

Special Note Regarding Forward-Looking Statements......................    5

The Company............................................................    6

Risk Factors...........................................................   12

Use of Proceeds........................................................   16

Selling Stockholder....................................................   16

Plan of Distribution...................................................   16

Legal Matters..........................................................   16

Experts................................................................   16


                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

       The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering of the Common Stock made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. In addition, copies of the Registration Statement may be obtained from the Commission's World Wide Web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents have been filed by the Company with the Commission and are incorporated herein by reference (Commission File No. 1-10441):

 (i) The description of the Company's Common Stock, par value $.01 per share, contained in the Company's Registration Statement on Form S-1 dated June 15, 1993 (Registration No. 33-64492), as amended by Amendment No. 1 dated July 27, 1993, Amendment No. 2 dated August 12, 1993, Amendment No. 3 dated August 19, 1993 and Form 8-A filed July 1, 1993 (Registration No. 0-22010).

 (ii) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

 (iii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

 (iv) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.


 (v) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.


       All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this Registration Statement and prior to the end of Offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST. REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO THOMAS GROUP, INC., 5215 N. O'CONNOR BOULEVARD, SUITE 2500, IRVING, TEXAS 75039-3714 (TELEPHONE: (972) 869-3400) ATTENTION: MELISSA MOORE.

                           __________________________

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       Certain matters discussed in this Prospectus and in the documents incorporated herein by reference that are not strictly historical are forward-looking statements which should be considered as subject to the many uncertainties that exist in the Company's operations and business environment. These uncertainties, which include economic and business conditions that may impact clients and the Company's performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, are set forth in the Thomas Group, Inc. Form 10-K for the 1996 fiscal year filed with the Commission.

                                  THE COMPANY

GENERAL

     The Company provides management consulting services designed to improve the competitiveness and profitability of the Company's clients. The Company's specific methodology, known as Total Cycle Time, focuses on reducing the time spent on revenue-producing, product development and administrative processes. By accelerating these processes using Total Cycle Time methodology, clients are able to improve responsiveness to customers, accelerate new product design and introduction and increase quality and productivity, thereby resulting in improvements in financial performance. The Company's clients are typically large companies, many of whom are included in the Fortune 1000.

     The need for the Company's Total Cycle Time services arises from growing competitive pressures that affect most industries worldwide and require companies to respond with faster development and supply of goods and services. The Company believes this change has been caused by several factors, including shorter product life cycles, higher quality standards and technological innovation. Companies that rely on slow, bureaucratic operations risk deteriorating margins, product obsolescence and loss of market share. Past competitive advantages such as size, market position and reputation are often no longer sufficient to maintain a leading competitive position. As a result, traditional management techniques, which often focus on individual departments or functional units of a business, rather than processes, may lessen a company's ability to respond to market opportunities.

     Utilizing Total Cycle Time methodology, the Company analyzes a client's business, assesses potential performance improvements, trains a client's senior management and employees, and works to implement actions to improve operating performance. Total Cycle Time services are designed to enable the Company's clients to achieve quantifiable results, such as improved profitability, greater productivity, more effective asset utilization and reduced time in developing and delivering new products to market, thereby making clients more competitive. Due to the Company's prior success with and confidence in Total Cycle Time services, the Company generally provides its clients with the option of paying the Company fixed fees or a combination of fixed fees and incentive fees based on measurable improvements in a client's business operations.

     The Company's software business segment focuses on products and services that integrate and enhance the Company's business improvement methodologies. The Company offers SalesWare, which creates an advanced opportunity management system that is easily embedded into a client's information technology infrastructure. Additionally, the Company provides paperless warehouse and distribution systems, including software packages, customization, installation and training services. Its product line includes a state-of-the-art warehouse and distribution management system featuring advanced real-time radio frequency receiving and cycle counting applications.

TOTAL CYCLE TIME

     The Total Cycle Time methodology developed and employed by the Company is used to analyze and reengineer a client's business into components of three basic processes: the development of new products and services; the production and delivery of goods and services; and the definition and implementation of strategies to capitalize on fast response. By defining such processes, the Company is able to analyze and quantify a client's existing performance levels using measures of time, productivity, asset utilization, cost and quality. These measurements are then used to establish operating and financial improvements the Company believes can be obtained by a client using existing or reduced resources. Total Cycle Time implementation programs typically span one to three years.

     The Company's activities begin with the assessment of a potential client's existing level of performance. This assessment typically includes site visits, interaction with management and an analysis of historical performance. The Company uses the results of this assessment to determine the estimated operating and financial improvements that can be obtained by the client using existing or reduced resources through the implementation of Total Cycle Time. The Company then analyzes whether a Total Cycle Time program will generate sufficient benefits to the client prior to proceeding with a proposal.

     The Company believes that results from the implementation of Total Cycle Time programs will be obtained only if the senior executives of a client are committed to change based on Total Cycle Time. Consequently, the Company requires that a client's chief executive officer (or chief operating officer of a business unit) and senior managers attend a four-day CEO workshop tailored exclusively for the client. The CEO workshop is generally conducted at the Company's CEO Center, a remote facility located near Baton Rouge, Louisiana. At the CEO workshop, a client will gain exposure to Total Cycle Time tools, help define what the client's business is capable of achieving, identify the critical processes/high leverage areas within the client's company, identify appropriate measurements for each of the critical processes and learn how the improvement of critical processes will lead to tangible results. A key objective of the CEO workshop is that the client build a business team commitment to improve performance using Total Cycle Time as the driver. See "Facilities."

     Frequently, business and cultural "barriers" restrict or hinder a client's operating processes. These barriers may consist of excessive inspections, inappropriate lot/batch sizes, improper measures or a client's view of its business as departments or functions rather than as integrated processes. Cultural and business process barriers appear in a wide variety of manufacturing, project and service businesses and their removal can have a significant, positive impact on a client's business. Because these barriers are ingrained in a client's business and culture, they may be difficult for a client's management to identify and address without the assistance of experienced outside business professionals.

     At an early stage of a program's implementation, the Company analyzes each of a client's business processes, identifies the business process and cultural barriers restricting a client's business and determines the actions required to remove these barriers. As barriers to improved performance and unnecessary steps in the business processes are removed, cycle times are reduced and activities or actions are more rapidly and efficiently completed.


     During implementation of a Total Cycle Time program, the Company transfers its methodology to a client. The Company works with a client to internalize Total Cycle Time in order to sustain a change in a client's culture after the Company's personnel complete the bulk of the program. The Company grants its clients a limited license to use Total Cycle Time rights internally following completion of a program. See "Intellectual Property."

     In response to client demand, the Company introduced a range of "continuous improvement services," consisting in part of ongoing assessments and upgrades to Total Cycle Time methodology for completed programs. Continuous improvement services are designed to maintain and improve upon the successes of the original Total Cycle Time programs. In addition to providing the Company with the opportunity for further client development and additional fees, continuous improvement services provide clients with an extended means of assessing, monitoring and improving their business utilizing Total Cycle Time.

COMPETITIVE STRATEGY

     The Company's strategy is to maintain and enhance its position in the development and implementation of its Total Cycle Time methodology. The Company's strategy includes the following key elements, many of which differentiate the Company from traditional providers of consulting services:

          Emphasize Results. The Company often enters into incentive fee contracts, which make the Company's revenue from a particular program partially contingent upon certain results. The Company offers incentive fee contracts as a means of obtaining additional contracts, in the belief that its willingness to structure part of its fees based upon the results generated for its clients differentiates it from competitors, who generally charge fees based on time expended regardless of results. These incentive fee contracts demonstrate the Company's confidence that its programs will positively enhance the businesses of its clients.

          Target Large Clients and Multiple Program Opportunities. The Company has focused its marketing efforts on companies with annual revenues ranging from $500 million to $50 billion, preferably with multiple program opportunities, in the specific industry business units the Company has identified. The

     Company believes larger clients provide greater revenue opportunities because such clients are likely to realize greater economic benefit from the Company's services. Larger clients may also provide the Company the opportunity to render services to multiple business units within or related to the client.

          Active Involvement and Method for Continuous Improvement. By implementing Total Cycle Time throughout a complete business or business unit in cooperation with a client's management, the Company believes it can more effectively influence business culture and processes and provide clients with the methodology necessary for continuous improvement. In contrast, traditional consulting firms often provide only isolated expertise in the form of written assessments or reports that focus on discrete functions or an isolated segment of a business.

          Experienced Professional Staff. The Company employs professionals with extensive business management experience. Traditional consulting firms often hire recent business school graduates with expertise in a particular subject rather than expertise in business management.

          Program Focus. The Company focuses on cultural and business process barriers rather than on subject matter barriers and functional units, which the Company believes have less impact on improving a client's performance.

CLIENTS

     The Company's clients are typically large, well-established manufacturing, project and service companies, or distinct business units of such companies, in North America, Europe, and the Asia/Pacific region. Many of the Company's clients are Fortune 1000 companies (or equivalent size non-U.S. companies) or units thereof. The Company has implemented Total Cycle Time programs for the following clients, among others:

DOMESTIC CLIENTS:                                     Osram Sylvania
                                                      Overhead Door
American Microsystems                                 Pawnee Industries
Bell Packaging                                        Pinnacle Automation
Chief Auto Parts                                      Polaroid
Coleman Outdoor Products                              Rohm and Haas
Cypress Semiconductor                                 Skychefs Caterair
Cyprus Amax                                           Signetics
Delco Electronics                                     Tastemaker
Detroit Diesel                                        Teledyne
Dresser Industries                                    Texas Instruments
DSC Communications                                    W. W. Grainger
Douglas Aircraft                                      Wacker Chemtronic
Dover                                                 Western Digital
Dresser Industries
Electronic Data Systems                               INTERNATIONAL CLIENTS:
General Electric
General Motors                                        ABB Asea Brown Boveri
GTE                                                   Bosch Blaupunkt
Graphic Controls                                      Breuguet
Gulfstream Aerospace                                  Euclid Hitachi
Hillenbrand Industries                                Gemplus
ITT                                                   Hilti
Johnson Electric                                      Philco Tatuapa Radio & Televisao
Moore Business Forms                                  Philips N.V.
Motorola                                              Schindler
National Semiconductor                                SGS Thomson Microelectronics
Olivetti                                              Siemens

     There can be no assurance that in the future the Company will perform services for any of the companies listed above. In order to maintain and increase its revenues, the Company will need to add new clients or expand existing client relationships to include additional divisions or business units of such clients.

     In 1994 and 1995, one client of the Company, Siemens, accounted for 35% and 18%, respectively, of the Company's total revenues. In 1996, three clients, LSG Skychefs, Siemens and Moore Business Forms, accounted for an aggregate of 34% of the Company's total revenues.

SALES AND MARKETING

     In addition to direct sales efforts, the Company's services are marketed using several methods, including:

     References and Referrals. The Company believes that references and referrals from clients are among its most powerful sales tools. Even without a direct referral, clients are frequently contacted for their evaluation of the Company and its services. In addition, the Company believes that each Total Cycle Time program holds the potential for added revenues by exposing the Company and its programs to other business units, customers and suppliers of each client.

     Lectures and Publications. The Company also markets its services through lectures and publications. Mr. Philip Thomas is the author of five books that provide an introduction to the value of implementing Total Cycle Time. These five books are Competitiveness Through Total Cycle Time, Getting Competitive, Time Warrior, Quality Alone is Not Enough and Survival at Nodulex. In addition, the Company promotes the publication in periodicals and business journals, of articles about time-based management generally and Total Cycle Time specifically. Company personnel also lecture to chambers of commerce, trade associations, and business symposia on the subject of achieving competitiveness through the application of Total Cycle Time.

CONTRACTUAL ARRANGEMENTS

     The Company performs Total Cycle Time services for clients pursuant to contracts generally with terms of one to three years. Clients compensate the Company for its services in the form of fixed fees or a combination of both fixed and incentive fees (based on client improvements achieved). The Company's fee structure is based on a client's size, the complexity and geographic deployment of a client's business, the level of improvement opportunity available to a client and certain other factors.

     Fixed fees are recognized as revenues monthly over the term of a program. Incentive fees are generally based on objective measures, such as cycle time reduction, inventory reduction, accounts receivable reduction, profit improvement or other quantifiable objectives and are recognized as revenues as earned under the terms of the relevant contract. Once incentive fees are earned, they are not refunded even if client performance subsequently declines. Factors such as a client's commitment to Total Cycle Time, general business and economic cycles, and a client's product position in the marketplace will affect the performance of the Company's clients, thus affecting the Company's revenues from incentive fee compensation. In 1996 and in the first nine months of 1997, approximately 27% and 25%, respectively, of the Company's revenues were attributable to incentive fees.

     The Company includes in its business under commitment (backlog) signed client contracts with terms generally ranging from 18 to 24 months. Business under commitment, excluding software subsidiaries, was $83 million at September 30, 1997.

PROFESSIONAL STAFF

     The Company's staff of business professionals who apply Total Cycle Time methodology are referred to by the Company as "Resultants." For its Resultant work force, the Company employs individuals with significant problem-solving and managerial skills from fields including manufacturing, engineering and finance. As of October 31, 1997 the Company's Resultants typically have 15 to 20 years of business management and specific industry experience. The Company provides computer-based, classroom, textbook and videotape training for all new Resultants. The Company historically has experienced less than 10% voluntary annual turnover of its Resultants, reflecting the stable nature of its work force. The Company provides its Resultants with the opportunity to share in the Company's profits and achieve significant bonuses through results-oriented compensation such as the Company's stock option and bonus plans.

COMPETITION

     Traditional consulting firms provide services similar in some respects to the services provided by the Company. Providers of such services include A.T. Kearney, Inc., Boston Consulting Group, McKinsey & Co. and major national accounting firms, as well as several small firms that primarily focus on time-based management services. Many of the Company's competitors have greater personnel, financial, technical and marketing resources than the Company, and there can be no assurance that the Company will be able to compete successfully with its existing competitors or with any new competitors.

     The Company believes that the competitive factors most important to its business are the unique quality of its Total Cycle Time methodology, the quality of its professional staff, its willingness to be compensated on an incentive basis and its reputation for achieving targeted results. The Company believes that no significant competitors offer their clients the opportunity to base fees on the results achieved.

     The Company believes that its most significant "competitor" is the propensity for potential clients to "self-medicate" by attempting to implement changes in their businesses themselves, in the belief they will achieve results comparable to those resulting from the Company's services without the assistance of outside professionals. The Company believes that these attempts to self-medicate may result in limited success. However, such attempts may substantially lengthen the Company's sales cycle and may therefore limit business opportunities for the Company.

     Because the Total Cycle Time methodology is not capable of being patented, there can be no assurance that the Company will not be subject to competition from others using substantially similar methodologies. However, the Company believes that its base of knowledge, experience and clients provide it with a competitive advantage.

INTELLECTUAL PROPERTY

     The Company has secured federal registration for the service marks "Total Cycle Time," "TCT," "5 I's Process" and "Cycles of Learning." These registrations expire from August 2002 to January 2003. The Company has filed an application for federal service mark registrations for "Resultants," "AIP Management," "AIPs," "SalesWare," "Actions-In-Process" and "Speed Driven Results." The Company has also made appropriate filings in several European countries to secure protection of its marks in those countries. The Company considers each of these service marks or trademarks to be significant to the Company's business.

     The Company's proprietary methodologies have been developed over 20 years at great expense, have required considerable effort on the part of skilled professionals, are not generally known and are considered trade secrets. Although the Company's services necessarily incorporate trade secrets, the Company maintains its trade secrets in strict confidence and as part of its standard engagement requires clients to similarly protect the confidentiality of such trade secrets. The Company grants its clients a limited license to make internal use of certain of the Company's proprietary methodologies following completion of a program.

     The Company has entered into nondisclosure and noncompete agreements with Philip Thomas and substantially all of its employees. There can be no assurance that such agreements will deter any employee of the Company from disclosing confidential information to third parties or from using such information to compete with the Company in the future.

FACILITIES

     The Company's principal executive office is located in Irving, Texas, where the Company leases approximately 25,000 square feet of office space under a lease that expires in December 1998. The Company is currently evaluating several alternatives for its headquarters location. However, the Company does not anticipate any material increase in lease expense or interruption of its business. The Company also leases space for its offices in Troy, Michigan; Frankfurt, Germany; and Singapore. The Company believes that these facilities are adequate for its current needs.

     The Company currently leases from Philip Thomas two 30-acre tracts of land near Baton Rouge, Louisiana, on which the CEO Center is located. The land is leased pursuant to two 25 year leases entered into in December 1991 and January 1994, respectively. These tracts of land are used for conferences, training and CEO workshops. The annual rental on one leased property is $6,000, and the Company has prepaid rent on this lease through the year 2016.

EMPLOYEES

     At October 31, 1997, the Company had a total of 340 employees, consisting of 173 full-time Resultants, 37 software programming and customer service employees and 109 sales and administrative employees. At October 31, 1997, the Company also retained the services of 21 part-time Resultants. The Company's employees are not represented by a labor union nor are they subject to any collective bargaining agreement. The Company considers its employee relations to be good.

                                  RISK FACTORS

     In evaluating the Company and its business, prospective investors should carefully consider the following risk factors in addition to the other information included in this Prospectus.

NECESSITY OF CONTINUED CLIENT DEVELOPMENT

     Due to the nature of the Company's business and its clients, the Company generally does not perform repeat programs for specific client business units for which the Company has completed a Total Cycle Time program. In order to maintain and increase its revenues, the Company will need to add new clients or expand existing client relationships to include additional divisions or business units of such clients. There can be no assurance that this will occur. Failure to develop new client relationships or expand existing client relationships would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's clients are typically companies with annual revenues ranging from $500 million to $50 billion. Clients of this size are able to realize greater economic benefit from the Company's services and larger clients may provide the Company an opportunity to render services to multiple business units within or related to the client. However, clients of this size are limited in number and there can be no assurance that the Company will continue to be successful in marketing its services to companies of this size. See "The Company -- Total Cycle Time" and
"The Company -- Competitive Strategy."

OPERATING LOSSES OF SOFTWARE SUBSIDIARIES

     The Company has two subsidiaries in the software industry which have experienced operating losses in recent quarters. The Company is currently evaluating its options with regard to these subsidiaries. These options include continuing to invest the funds necessary to attempt to bring the operations to profitability or evaluating potential opportunities to sell or otherwise dispose of these operations. Depending upon the option ultimately chosen, the Company may recognize a loss on the disposition of such subsidiaries or bear other costs associated with discontinued operations. At this time, no decision has been made by the Company regarding the potential disposition of these subsidiaries. If the Company continues to own these subsidiaries, there can be no assurance that such subsidiaries will achieve profitability. Continued losses by these subsidiaries could have a material adverse effect on the financial condition and results of operations of the Company. See "The Company -- General."

ATTRACTION AND RETENTION OF EMPLOYEES

     The Company's business involves the delivery of professional services by uniquely trained employees, called Resultants, having substantial business management and specific industry experience. The Company's success depends in large part upon its ability to attract, develop, motivate and retain highly skilled Resultants. Qualified employees are in particularly great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract and retain adequate numbers of Resultants in the future. The loss of a significant number of Resultants could have a material adverse effect on the Company's business, operating results and financial condition including its ability to secure and complete client engagements.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     The Company's quarterly results can fluctuate significantly due to several factors, including the number of new programs initiated and variations in revenue levels of existing programs during a given quarter. Incentive fee contracts sometimes result in reduced fees in the first months of a contract. Factors such as a client's commitment to a Total Cycle Time program, general economic and industry conditions and other issues could affect a client's business performance, thereby affecting the Company's incentive fee revenues and quarterly earnings. Any of these factors may substantially affect the Company's financial results in a given quarter, thus affecting the price of the Common Stock. While the Company does not believe that poor financial results in any one quarter would result in a significant reduction in liquidity, consecutive periods of poor financial results could negatively impact liquidity.

INCENTIVE FEES

     The Company often enters into incentive fee contracts based on measures of improvement achieved by its clients, including cycle time reduction, inventory reduction, accounts receivable reduction and profit improvement. The Company believes that, in general, incentive fee contracts offer the Company greater opportunities to secure contracts. However, there is a risk that the Company may generate less revenue under incentive fee contracts than under fixed fee contracts. Incentive fees were $15.2 million in 1994 (29% of revenues), $17.4 million in 1995 (26% of revenues), $19.8 million in 1996 (27% of revenues) and $14.1 million in the first nine months of 1997 (25% of revenues). The failure of the Company to secure sufficient fees from incentive fee contracts could have a material adverse effect on the Company's business, financial condition and results of operations. See "The Company -- Contractual Arrangements" and
"The Company -- Competitive Strategy."

CLIENT CONCENTRATION; DEPENDENCE ON CERTAIN CLIENTS

     The Company had revenues exceeding 10% of its total revenue from one client in 1994, totaling $18.3 million (35% of revenues), from one client in 1995 totaling $12.1 million (18% of revenues) and from each of three clients in 1996 totaling an aggregate of $24.8 million (34% of revenues). There were no clients from which the Company earned in excess of 10% of its total revenues in the nine months ended September 30, 1997. The Company's contracts have average durations from 12 to 36 months and provide for cancellation by the Company or the client upon 60 days notice. The loss of any of the Company's significant clients could have a material adverse effect on the Company's business, financial condition and results of operations. See "The Company -- Clients" and "The Company -- Contractual Arrangements."

LIABILITY RISKS

     Like other professional service providers, the Company is exposed to liability with respect to actions taken by its professionals while on client assignment. The Company may indemnify its clients against such liability. Additionally, the Company maintains insurance to cover the risks associated with professionals on client assignment, including damages from errors/omissions and misuse or theft of proprietary client information. There is no assurance that such insurance coverage will continue to be available on reasonable terms or that such insurance will be adequate to cover any such liability. See
"The Company -- Employees."

CONTROL OF THE COMPANY

     The Company's current officers and directors and their affiliates beneficially own approximately 36% of the outstanding Common Stock, of which Mr. Thomas beneficially owns approximately 30% of the outstanding Common Stock. Should Mr. Thomas sells all shares included in this Offering, Mr. Thomas will beneficially own approximately 7% of the outstanding Common Stock, and it is anticipated that Mr. Thomas will continue to be the largest stockholder. After the Offering all officers and directors of the Company will own an aggregate of 13% of the outstanding shares of Common Stock. As such, these individuals will continue to have significant influence in the outcome of matters requiring stockholder vote, including the election of the members of the Board of Directors, thereby maintaining influence in the affairs and management of the Company. Such influence could adversely affect the market price of the Common Stock or delay or prevent a change in control of the Company.

COMPETITION

     The market for consulting services is intensely competitive, highly fragmented and subject to rapid change and such competition is likely to increase in the future. Many of the Company's competitors have greater personnel, financial, technical and marketing resources than the Company. The Company also competes with its clients' internal resources, particularly where such resources represent a fixed cost to the client. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with any new competitors. See "The Company -- Competition."

PROPRIETARY RIGHTS

     The Company's performance is in part dependent upon its internal information and communication systems, data bases, tools and the methods and procedures that it has developed specifically to serve its clients. Although the Company considers its methodologies as proprietary trade secrets, the Company does not hold any patents on any of the Total Cycle Time rights. While the Company believes that the Total Cycle Time methodology cannot be used to compete effectively by persons who have not been extensively trained by the Company, there can be no assurance that the Company can successfully prevent others from using substantially similar methodologies to compete with the Company. The Company relies on a combination of non-disclosure and other contractual arrangements and copyright, trademark and trade secret laws to protect its proprietary systems, information and procedures. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. See
"The Company -- Total Cycle Time," "The Company -- Intellectual Property" and "The Company -- Competition."

INTERNATIONAL OPERATIONS; FOREIGN CURRENCY RISKS

     The Company had revenues attributable to European clients of $22.7 million in 1994 (43% of revenues), $27.1 million in 1995 (40% of revenues), $18.4 million in 1996 (25% of revenues), and $10.6 million in the first nine months of 1997 (19% of revenues). Additionally, the Company had revenues attributable to clients in the Asia/Pacific region of $1.2 million in 1996 (2% of revenues) and $3.2 million in the first nine months of 1997 (6% of revenues). The Company expects that a substantial portion of its business and future revenues will continue to be derived from international clients. The Company's international operations are subject to numerous challenges and potential risks, including war, civil disturbances, other political and economic conditions in various jurisdictions such as tariffs and other trade barriers, longer accounts receivable collection cycles and potentially adverse tax consequences. The Company's foreign revenues traditionally have been denominated in the local currency of the client for which the program is being performed; therefore, the Company may be exposed to currency fluctuation risks in the future. There can be no assurance that such international factors will not have a material adverse effect on the Company's business, financial conditions and results of operations.

CERTAIN ANTITAKEOVER CONSIDERATIONS

     The Company is subject to Section 203 of the Delaware General Corporation Law which restricts certain business combinations with any "interested stockholder" as defined in such law. This statute may delay, defer or prevent a change in control of the Company. In addition, upon a change in control of the Company, options granted under the Company's stock options plans become immediately exercisable and Philip Thomas, Alex Young, President and Chief Operating Officer, Mitchell Bohn, Executive Vice President and Chief Financial Officer, James Dykes, Executive Vice President -- Corporate Development and Leland Grubb, Vice President and President of the Automotive Business Unit, become entitled to certain benefits under their employment agreements. These entitlements may deter individuals interested in acquiring the Company through delaying or preventing a change in control of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in earnings estimates by analysts, general conditions in the industries in which the Company's customers compete and other events or factors. In addition, the stock market, from time to time, has experienced extreme price and volume fluctuations which have often been unrelated to the operating performance of such companies. These broad fluctuations may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. As of the date of this Prospectus, but giving effect to the completion of this offering, 4,277,300 shares of Common Stock will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). 1,849,883 shares of Common Stock are owned by persons who may be deemed to be "affiliates" of the Company and are presently eligible for sale under Rule 144 ("Rule 144") promulgated under the Securities Act subject to volume and other limitations of Rule 144.

     The Company has registered, for future issuance under the Securities Act, 2,925,000 shares of Common Stock subject to its stock option plans (of which 1,465,354 shares were subject to outstanding options). Any such shares issued upon the exercise of options by persons who are not affiliates of the Company will be freely tradeable upon issuance, and any such shares issued to affiliates will be eligible for sale without any further holding period but subject to certain volume and other limitations (unless separately registered by the Company).

     Holders of warrants to purchase 225,000 shares of Common Stock have certain piggyback registration rights which are not exercisable in connection with this offering.

     The Company (except with respect to issuances upon exercise of outstanding options, warrants and convertible securities), and its chief executive and chief operating officers (who own an aggregate of 1,704,310 shares of Common Stock and the right to acquire an additional 270,682 shares upon the exercise of options which become exercisable within 90 days of the date of this Prospectus), have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Rodman & Renshaw, Inc.

FINANCIAL BENEFIT OF THE OFFERING

     The Company has effected registration of the shares of Common Stock offered by the Selling Stockholder pursuant to the exercise of registration rights granted to him by written agreement. Accordingly, the Company will assume all of the registration and certain other expenses associated with the offering described in this Prospectus. A portion of the proceeds from this offering will be used by the Selling Stockholder to repay outstanding indebtedness to the Company. Other than the repayment of outstanding indebtedness to the Company, however, the Company will receive no direct benefit from the offering, as the Selling Stockholder will receive all of the net proceeds from the offering of the shares of Common Stock.

                                USE OF PROCEEDS

       The Selling Stockholder will receive all of the net proceeds from the offering of the Shares hereby. Accordingly, the Company will not receive any proceeds from the sale of the Shares.


                              SELLING STOCKHOLDER


       The Shares are being offered for sale by Philip R. Thomas, Chairman and Chief Executive Officer of the Company. Prior to the offering of the Shares Mr. Thomas beneficially owned 1,833,342 shares of Common Stock. After the completion of the offering and sale of all of the Shares, Mr. Thomas will beneficially own 433,342 shares of Common Stock, constituting 7.4% of the total outstanding shares.



                              PLAN OF DISTRIBUTION

       The Selling Stockholder may from time to time sell all or a portion of the Shares on the NASDAQ National Market System or on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the Shares may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) exchange distributions and/or secondary distributions in accordance with the rules of the NASDAQ National Market System, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (e) privately negotiated transactions.

       The Selling Stockholder and any underwriters, broker/dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

       All expenses of the registration of the Shares will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholder will pay all underwriting discounts and selling commissions, if any.

       There can be no assurance that the Selling Stockholder will sell any or all of the Shares offered hereby.

                                 LEGAL MATTERS

       Certain legal matters related to the shares of Common Stock offered hereby are being passed upon for the Company by Haynes and Boone, L.L.P.

                                    EXPERTS

       The consolidated financial statements and schedules of Thomas Group, Inc. incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference.

Such consolidated financial statements and financial statement schedules are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM NUMBER


ITEM 14.  OTHER EXPENSES OF REGISTRATION AND DISTRIBUTION.

       The following table sets forth the estimated expenses of the Registrant in connection with the offering described in this Registration Statement. All amounts are estimates except the Securities and Exchange Commission registration fee.


Securities and Exchange Commission registration fee            $     5,901
Legal fees and expenses                                             20,000
Accounting                                                          15,000
Duplicating and printing expenses                                   25,000
Miscellaneous                                                          500
                                                               --------------

 Total                                                         $    66,401



       The Selling Stockholder is not paying any expenses related to this registration statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes Delaware corporations to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The By-laws of the Company provide for indemnification of directors and officers to the maximum extent permitted by the DGCL.


       In addition, the Company has provided in its Amended and Restated Certificate of Incorporation that it shall eliminate the personal liability of its directors to the fullest extent permitted by the DGCL. The Company also provides its directors and officers coverage under a directors' and officers' liability insurance policy.



ITEM 16.  EXHIBITS


Exhibit
Number     Description
------     -----------
   4.1     Specimen certificate for Common Stock of the Company, filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1
           (Registration No. 33-64492) and incorporated by reference herein.

** 5.1     Opinion of Haynes and Boone, L.L.P.

**10.2     Employment Agreement of Mitchell D. Bohn, effective as of June 16,
           1997.

**10.3     Employment Agreement of James E. Dykes, effective as of July 14,
           1997.

 *23.1     Consent of BDO Seidman, LLP.

**23.2 Consent of Haynes and Boone, L.L.P. (included in their opinion filed as Exhibit 5.1)

**24 The power of attorney of officers and directors of the Company is set forth on the signature page hereto.

 *         Filed herewith

**         Filed previously



ITEM 17.  UNDERTAKINGS.

(a)    The undersigned registrant hereby undertakes:

       (1) to file, during any period in which offers or sales are made, a post-effective amendment to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

       (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision described under Item 17, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 3rd day of December, 1997.


                                     THOMAS GROUP, INC.


                                     By:  /s/ ALEX W. YOUNG
                                          ------------------------------------
                                          Alex W. Young
                                          President and Chief Operating Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

                                     THOMAS GROUP, INC.


                                     By:  /s/ PHILIP R. THOMAS
                                          ------------------------------------
                                          Philip R. Thomas
                                          Chairman of the Board and Chief
                                          Executive Officer

                                     By:  /s/ ALEX W. YOUNG
                                          ------------------------------------
                                          Alex W. Young
                                          Director, President and Chief
                                          Operating Officer

                                     By:  /s/ JAMES E. DYKES
                                          ------------------------------------
                                          James E. Dykes
                                          Director, Executive Vice President

                                     By:  /s/ DONALD J. ALMQUIST
                                          ------------------------------------
                                          Donald J. Almquist
                                          Director

                                     By:  /s/ J. FRED BUCY
                                          ------------------------------------
                                          J. Fred Bucy
                                          Director

                                     By:  /s/ HOLLIS L. CASWELL
                                          ------------------------------------
                                          Hollis L. Caswell
                                          Director

                                     By:  /s/ JOHN T. CHAIN, JR.
                                          -----------------------------------
                                          John T. Chain, Jr.
                                          Director

                                     By:  /s/ PERRY E. ESPING
                                          ------------------------------------
                                          Perry E. Esping
                                          Director

                                     By:  /s/ RICHARD A. FREYTAG
                                          ------------------------------------
                                          Richard A. Freytag
                                          Director

                                     By:  /s/ MITCHELL D. BOHN
                                          ------------------------------------
                                          Mitchell D. Bohn
                                          Executive Vice President and Chief
                                          Financial  Officer
                                          (Principal Financial and Accounting
                                          Officer)

                               INDEX TO EXHIBITS


Exhibit
Number     Description
------     -----------
 4.1       Specimen certificate for Common Stock of the Company, filed as Exhibit 4.1 to the Company's
           Registration Statement on Form S-1 (Registration No. 33-64492) and incorporated by reference herein.

** 5.1     Opinion of Haynes and Boone, L.L.P.

**10.2     Employment Agreement of Mitchell D. Bohn, effective as of June 16,
           1997.

**10.3     Employment Agreement of James E. Dykes, effective as of July 14,
           1997.


 *23.1     Consent of BDO Seidman, LLP.

**23.2 Consent of Haynes and Boone, L.L.P. (included in their opinion filed as Exhibit 5.1)

**24 The power of attorney of officers and directors of the Company is set forth on the signature page hereto.

 *         Filed herewith

**         Filed previously